                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 7, 2001 (the "Effective Date"), by and between TransWestern Publishing Company, LLC, a Delaware limited liability company ("TransWestern"), and Alliance Media Group, Inc., a Texas corporation ("Seller"), as debtor and debtor in possession, with reference to the following facts (TransWestern and Seller sometimes are referred to herein individually as a "Party" and collectively as the "Parties." Capitalized terms not otherwise defined have the meanings set forth below in Article 1:

                              W I T N E S S E T H:

        WHEREAS, each of Seller and TransWestern are in the business of printing, publishing and distributing telephone directory "yellow pages," and subject to the terms and conditions set forth herein, TransWestern desires to acquire from Seller and Seller desires to sell to TransWestern its business and assets of or relating to each of the following directories relating to certain geographical markets located in Texas and Kentucky (exclusive of real property, plant and equipment, machinery, furniture, fixtures and other fixed assets of Seller, and exclusive of Seller's sales office leases (other than the Lexington Lease), utilities and similar lease agreements pertaining to Seller's current publishing operations): Lexington Directory, Gateway Directory, San Antonio Directory, South Texas Directory, Southwest Texas Directory, Austin Directory, Williamson County Directory and Hill Country Directory (each as defined below and sometimes referred to herein collectively as the "Directories"; each, a "Directory").

        WHEREAS, it is agreed that on or about the date hereof (the "Filing Date"), Seller will file a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Western District of Texas, San Antonio Division (the "Bankruptcy Court") (the "Bankruptcy Case" or "Chapter 11 Case", as appropriate); and

        WHEREAS, subject to approval of the Bankruptcy Court, Seller desires to sell, transfer and assign to TransWestern, and TransWestern desires to purchase and acquire from Seller substantially all of Seller's assets (other than the Excluded Assets) free and clear of all liens, claims, encumbrances, liabilities and other obligations and interests, all as more specifically set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

                             ARTICLE 1 - DEFINITIONS

        Unless otherwise defined herein, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

        "Accounts Receivable Measurement Date" shall have the meaning assigned to such term in Section 4.4(b).

        "Ad Ideas" means Allen & Debbie's Ideas, Incorporated, a Louisiana corporation.

        "Ad Ideas Payment" shall have the meaning assigned to such term in
Section 2.2(a)(iii).

        "Advance Payments" means customer payments received by either Seller (or TransWestern, as the case may be) with respect to any Customer Contract(s) associated with any Future Editions, in the amount(s) set forth on the attached Closing Schedule.

        "Advertisement Material" shall have the meaning assigned to such term in
Section 4.2(a)(i).

        "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person.

        "Alternative Proposal" shall have the meaning assigned to such term in
Section 4.1(c).

        "Approval Motion" shall have the meaning assigned to such term in
Section 4.1(a)(i).

        "Approval Order" shall have the meaning assigned to such term in Section 4.1(a)(i).

        "Assigned Contracts" shall have the meaning assigned to such term in
Section 2.1(a)(iv).

        "Assignment Order" shall have the meaning assigned to such term in
Section 4.1(a)(iii).

        "Assignment Order Ruling" shall have the meaning assigned to such term in Section 2.3(c)(iv).

        "Assumed Liabilities" shall have the meaning assigned to such term in
Section 2.1(b).

        "Austin Directory" means the telephone directory owned by Seller as of the date hereof which covers distribution of those areas of Texas which fall within the zip codes set forth on the attached Directory Zip Code Schedule.

        "Bankruptcy Case" shall have the meaning set forth in the recitals hereto.

        "Bankruptcy Code" shall have the meaning set forth in the recitals hereto.

        "Bankruptcy Court" shall have the meaning set forth in the recitals hereto.

        "Business" means the business of printing, publishing, marketing and distributing telephone directory "yellow pages" (including, without limitation, the Directory yellow pages) as conducted by Seller prior to and as of the date hereof.

        "Chapter 11 Case" shall have the meaning set forth in the recitals hereto.

        "Closing" shall have the meaning assigned to such term in Section
2.1(a).

        "Closing Date" shall have the meaning assigned to such term in Section 2.3(a).

        "Closing Payment" shall have the meaning assigned to such term in
Section 2.2(a)(iii).

        "Closing Schedule" means the closing schedule statement of Advance Payments and Pre-Paid Direct Costs attached hereto and delivered by Seller to TransWestern on or prior to the Closing Date.

        "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

        "Completed Directories" means, collectively, the following Directories (substantially completed but requiring additional listings and production prior to publication for Future Editions of such Directories) to be purchased by TransWestern, and which TransWestern intends to complete publication and distribution of after the Closing Date: Lexington Directory, San Antonio Directory and South Texas Directory.

        "Confidential Information" means any information that is not generally known to the public and that is or has been used, developed or obtained by Seller or TransWestern (as applicable) and their respective Affiliates in connection with the Directories including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) analysis,
(v) drawings, photographs and reports, (vi) computer software, including electronic mail, operating systems, applications and program listings, (vii) flow charts, transaction summaries and models, manuals and documentation, (viii) data bases, (ix) financial reports, investment summaries, and accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and clients and customer, contact or client lists,
(xii) copyrightable works, (xiii) Records and (xiv) all similar and related information in whatever form, except that "Confidential Information" shall not include any information that is or becomes generally available to the public, other than as a result of a disclosure by the Parties or their respective representatives.

        "Cure Period" shall have the meaning assigned to such term in Section 4.2(a)(iii).

        "Customer Contract" means any written contract or agreement (other than trade contracts) between Seller and any of its customers (or under which Seller has rights) which has been entered into and signed by the parties thereto in connection with the publication of the Directories and corresponding provision of Directory Services.

        "Direct Costs" means, with respect to any Future Editions, all direct sales costs (including, without limitation, sales representatives' salaries, expenses and sales commissions), but only to the extent allocable to or associated with such Future Editions.

        "Directory(ies)" shall have the meaning set forth in the preamble.

        "Directory Services" means the printing and publishing of advertisements in the Directory.

        "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

        "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

        "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

        "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

        "EPS Files" shall have the meaning assigned to such term in Section 5.1(a)(xv)(C).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code Section 414.

        "Excluded Assets" shall have the meaning assigned to such term in
Section 2.1(a).

        "Excluded Liabilities" shall have the meaning assigned to such term in
Section 2.1(c).

        "Exclusivity Provision" shall have the meaning assigned to such term in
Section 4.1(c).

        "Fiduciary" has the meaning set forth in ERISA Section 3(21).

        "Filing Date" shall have the meaning set forth in the recitals hereto.

        "Financial Statements" shall have the meaning assigned to such term in
Section 3.1(h).

        "Future Edition Advertisements" shall have the meaning assigned to such term in Section 5.1(a)(xv)(B).

        "Future Edition Customer Contract" means any Customer Contract associated with any Future Edition.

        "Future Edition(s)" means any and all editions of any of the Directories published after the Closing Date.

        "GAAP" means United States generally accepted accounting principles, consistently applied.

        "Gateway Directory" means the telephone directory owned by Seller as of the date hereof which covers distribution of those areas of Kentucky which fall within the zip codes set forth on the attached Directory Zip Code Schedule.

        "Good Faith Ruling" shall have the meaning assigned to such term in
Section 2.3(c)(iii).

        "Hill Country Directory" means the telephone directory owned by Seller as of the date hereof which covers distribution of those areas of Texas which fall within the zip codes set forth on the attached Directory Zip Code Schedule.

        "Indemnification Claim Notice" shall have the meaning assigned to such term in Section 7.5(a).

        "Indemnified Party" shall have the meaning assigned to such term in
Section 7.5(a).

        "Indemnifying Party" shall have the meaning assigned to such term in
Section 7.5(a).

        "Intellectual Property" means all (i) patents, patent applications, patent disclosures, and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, software products in development, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial (excluding employee benefit plans), marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), and (vii) copies and tangible embodiments thereof (in whatever form or medium).

        "Knowledge or "Seller's Knowledge" refers to matters that are within the actual conscious knowledge of the current officers and directors of Seller, without any obligation to make or to have made any investigation or inquiry with respect thereto.

        "Latest Balance Sheet" shall have the meaning assigned to such term in
Section 3.1(h).

        "Letter Agreement" shall have the meaning assigned to such term in
Section 4.2(a)(i).

        "Lexington Directory" means the telephone directory owned by Seller as of the date hereof which covers distribution of those areas of Kentucky which fall within the zip codes set forth on the attached Directory Zip Code Schedule.

        "Lexington Lease" shall have the meaning assigned to such term in the attached Contracts Schedule.

        "Liability" or "Liabilities" means any liability or obligation (whether known or unknown, whether asserted or not asserted, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

        "Loss" means any loss, Liability, damage or expense, whether or not arising out of third-party claims (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

        "Material Adverse Effect" means any change, event or occurrence which has a material adverse effect upon the ownership, use, business, operations, prospects, profitability or condition (financial or otherwise) of any of the Directories or, considered as a whole, the Purchased Assets.

        "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

        "Noncompetition Period" shall have the meaning assigned to such term in
Section 7.3(a).

        "Nonsolicitation Period" shall have the meaning assigned to such term in
Section 7.3(b).

        "OIRR" shall have the meaning assigned to such term in Section 4.1(b).

        "Ordinary Course of Business" means the ordinary course of the Business consistent with past custom and practice (including with respect to quantity and frequency).

        "Overbid Provisions" shall have the meaning assigned to such term in
Section 4.1(d).

        "Provision Motion" shall have the meaning assigned to such term in
Section 4.1(a)(i).

        "Provision Order" shall have the meaning assigned to such term in
Section 4.1(a)(i).

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

        "Pre-Paid Direct Costs" means any Direct Costs associated with any Future Editions paid by Seller as of the Closing Date and evidenced by a receipt (or other evidence satisfactory to TransWestern), in the amounts set forth on the attached Closing Schedule.

        "Prior Edition(s)" means any and all editions of any of the Directories which have a publication date prior to the Closing Date.

        "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

        "Purchase Price" shall have the meaning assigned to such term in Section 2.2(a)(iii).

        "Purchased Assets" shall have the meaning assigned to such term in
Section 2.1(a).

        "Records" means, collectively, (i) any and all procedure manuals, books, records and accounts; (ii) all invoices and commission reports; (iii) customer lists (whether partial and/or complete); (iv) data layouts, including magnetic tape layouts, diskette layouts, etc.; (v) promotional letters, brochures and advertising materials; (vi) displays and display materials; (vii) processor notes or information; (viii) correspondence and old or current proposals to any former, present or prospective customer; (ix) information concerning gross sales and profitability and any other measurements of a business' financial condition;
(x) data, account information or other similar matters furnished by or concerning customers; and (xi) all copies of any of the foregoing data, documents or devices in any form, including carbon copies, photo copies, copies of floppy disks, diskettes, tapes, cassettes or any other form whatsoever.

        "Reportable Event" has the meaning set forth in ERISA Section 4043.

        "Review Material" shall have the meaning assigned to such term in
Section 4.2(a)(ii).

        "Review Period" shall have the meaning assigned to such term in Section 4.2(a)(iii).

        "Sales/Use Tax Liability" means any state sales and use Tax Liability for periods (or portions thereof) ending on or prior to the Closing Date relating to or arising in connection with the Business or any operations of Seller.

        "San Antonio Directory" means the telephone directory owned by Seller as of the date hereof which covers distribution of those areas of Texas which fall within the zip codes set forth on the attached Directory Zip Code Schedule.

        "Security Interest" means any mortgage, pledge, security interest, encumbrance, lien or charge, of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse against Seller, any Affiliate of Seller) or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to Seller under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the Ordinary Course of Business).

        "Seller's Accounts Receivable Records" shall have the meaning assigned to such term in Section 4.2(a)(ii).

        "Seller's Closing Accounts Receivable" shall have the meaning assigned to such term in Section 4.4(b).

        "South Texas Directory" means the telephone directory owned by Seller as of the date hereof which covers distribution of those areas of Texas which fall within the zip codes set forth on the attached Directory Zip Code Schedule.

        "Southwest Texas Directory" means the telephone directory owned by Seller as of the date hereof which covers distribution of those areas of Texas which fall within the zip codes set forth on the attached Directory Zip Code Schedule.

        "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, communications, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transaction, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

        "TransWestern Indemnities" shall have the meaning assigned to such term in Section 7.4(a).

        "Unpublished Directories" means, collectively, the following Directories (currently in canvass for Future Editions of such Directories) to be purchased by TransWestern, and which TransWestern intends to complete publication and distribution of after the Closing Date: Gateway Directory and Southwest Texas Directory.

        "Williamson County Directory" means the telephone directory owned by Seller as of the date hereof which covers distribution of those areas of Texas which fall within the zip codes set forth on the attached Directory Zip Code Schedule.

                          ARTICLE 2 - PURCHASE AND SALE

        2.1 Purchased and Sale of Assets and Assumption and Assignment of Contracts.

                (a) Asset Purchase. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Approval Order of the Bankruptcy Court, at the closing of the transactions contemplated herein (the "Closing"), TransWestern agrees to purchase from Seller, and Seller agrees to sell, transfer, convey and deliver to TransWestern, free and clear of any Security Interest, all of Seller's right, title and interest in and to the assets, rights, properties and interests of every kind and nature, whether tangible or intangible, and wherever located, which are owned or used by Seller in its operation of the Directories existing as of the Closing regardless of whether such assets existed prior to the commencement of Seller's Chapter 11 Case or arose thereafter, including, without limitation, all of Seller's right, title and interest in the following assets (collectively, the "Purchased Assets"):

                        (i) Records (including, without limitation, customer
                lists, customer correspondence and customer telephone numbers) relating to any Future Edition of the Directories, together with copies of all Customer Contracts (it being understood that Seller may retain copies of such Records or Customer Contracts);

                        (ii) Intellectual Property, goodwill associated
                therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, in each case associated with, relating to or used by Seller in connection with the ownership and/or operation of any Directory;

                        (iii) all accounts, notes and other receivables arising
                solely and exclusively in connection with any Future Editions of the Directories;

                        (iv) the rights under all agreements, contracts,
                purchase orders, contractual rights and other similar arrangements identified as "Assigned Contracts" on the attached "Contracts Schedule," and all Customer Contracts for all Future Editions of the Directories;

                        (v) any and all claims, refunds, rights of recovery,
                rights of set off and rights of recoupment of any kind relating solely and exclusively to any Future Editions of the Directories;

                        (vi) all franchises, approvals, permits, licenses,
                orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies associated with, relating to or arising out of or as a result of the ownership and/or operation of the Directories;

                        (vii) rights to receive mail, telephone calls and other
               communications addressed to or directed at Seller relating to the Directories (including mail, telephone calls and other communications from customers (including, without limitation, any customer inquiries regarding the terms or provision of Directory Services pursuant to any Customer Contract), suppliers, distributors, agents and others) and payments relating to the Future Editions of the Directories;

                        (viii) ad-copy, drawings, specifications, advertising
               and promotional materials, including, without limitation, the EPS Files of Ad Ideas (pursuant to the Bill of Sale from Ad Ideas to Seller immediately prior to the Closing of the transactions contemplated hereby, as provided in Sections 4.2(a), 5.1(a) and 5.1(b) below), studies, reports and other printed or written materials including directory-in-process materials relating to, associated with or used by Seller in connection with the ownership or publication of any Directory (other than items which are solely associated with publication of Seller's yellow page directories other than the Directories); and

                        (ix) any assets identified on the attached Miscellaneous
                Assets Schedule.

        Notwithstanding the foregoing, Seller shall retain and shall not transfer to TransWestern and the term "Purchased Assets" shall not include (i) real property, plant and equipment, machinery, furniture, fixtures and other fixed assets pertaining to Seller's current publishing operations, (ii) Seller's sales office leases (other than obligations arising under the terms of the Lexington Lease as identified on the attached Contracts Schedule), utilities and similar lease agreements, (iii) any avoidance or other rights of Seller's bankruptcy estate under the Bankruptcy Code (other than (A) any such claims described in Section 2.1(a)(v) above, and (B) any rights in or to any of the Purchase Assets or Assigned Contracts and any rights necessary for TransWestern to avoid losing the benefit of any Purchased Assets or Assigned Contracts), (iv) all accounts, notes, and other receivables arising solely in connection with any Prior Editions of the Directories,
        (v) any and all claims, refunds, rights of recovery, right of set-off and rights of recoupment of any kind relating to any Prior Editions of the Directories, (vi) items which are solely associated with publication of Seller's yellow page directories other than the Directories, (vii) all prepayments (including, without limitation, Pre-Paid Direct Costs), deposits, cash and cash equivalents, and (viii) any of the other assets described on the attached "Excluded Assets Schedule" (collectively, the "Excluded Assets").

                (b) Limited Assumed Liabilities. TransWestern shall not assume or in any way be responsible for any Liabilities of Seller or any other Liabilities whatsoever arising out of or relating to the condition or operation of the Directories at any time as of or prior to the Closing Date, or, except as set forth in the following sentence, any other Liabilities. Subject to the terms and satisfaction of the conditions in this Agreement, from and after the Closing Date, TransWestern will assume and agree to pay, defend, discharge and perform as and when due only the following specific Liabilities of Seller that relate exclusively to the ownership and operation of the Directories after the Closing (the "Assumed Liabilities"):

                        (i) Liabilities accruing on or after the Closing Date
                under the Assigned Contracts (but excluding any Liability relating to or arising out of any breach of contract, lease, sublease, violation of law (including, without limitation, violation of any Environmental Health and Safety Requirements), breach of warranty, tort, infringement or other claim arising out of any circumstance, fact, event or condition occurring or existing prior to the Closing Date, or relating to Prior Editions, or with respect to any of the foregoing items, any related charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand to the extent such Liability arises prior to the Closing Date); and

                        (ii) current Liabilities, solely to the extent (and in
                such amounts) such current Liabilities are set forth on the attached Assumed Liability Schedule and not paid prior to the Closing Date.

                (c) Excluded Liabilities. TransWestern shall not assume or be liable for, and Seller shall remain liable for, any Liability of, or incurred on behalf of, Seller other than the Assumed Liabilities (all such other Liabilities being referred to herein collectively as the "Excluded Liabilities") regardless of whether such other Liability (other than the Assumed Liabilities) is disclosed herein or on any schedule hereto (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing Date). The Excluded Liabilities shall constitute claims and alleged claims in Seller's Bankruptcy Case; provided, however, that nothing herein shall grant or create any rights in favor of the holders of Excluded Liabilities or create any priority to right of payment. It is expressly understood and agreed that the Parties intend that TransWestern shall not be considered to be a successor to Seller by reason of any theory of law or equity and that TransWestern shall have no liability except as expressly provided in this Agreement for any liability of the Seller. Without in any way limiting the generality of the foregoing, Excluded Liabilities specifically includes all Liabilities of Seller for any claims and administrative or other expenses of whatever kind or nature, arising prior or subsequent to the commencement of the Bankruptcy Case, whether or not asserted, Seller's lease obligations, utilities and similar lease agreements (other than obligations arising under the terms of the Lexington Lease as identified on the attached Contracts Schedule), including, without limitation, violation of any Environmental Health and Safety Requirements, and any Liability resulting from any error, omission or illegality arising out of or relating to sales into, or the printing or publication of, any Prior Editions, or any actions, conditions or events occurring or existing prior to the Closing Date in connection with the production, printing or publication of any Future Edition(s), (including, without limitation, all Liabilities arising prior to the Closing Date with respect to Seller's employees (including any former employees of Seller hired by TransWestern), including, without limitation, any and all directory sales bonuses and/or commissions (including liabilities for unpaid commissions arising prior to the Closing Date but which mature upon receipt of payments from customers that may be received after the Closing with respect to Future Editions), compensation, accrued salary, accrued vacation, benefits or unemployment compensation to be paid to such employees) or Liabilities incurred under ERISA or related Employee Benefit Plans, Employee Pension Plans or Employee Welfare Plans relating to such employees (including any former employees of Seller hired by TransWestern) immediately after the Closing) arising prior to the Closing Date and relating to any and all Prior and/or Future Editions of the Directories or the production or publication thereof. Seller acknowledges that Seller is retaining the Excluded Liabilities and that Seller shall have full responsibility to pay, discharge and perform any Excluded Liabilities promptly when due.

        2.2    Purchase Price.

                (a) The aggregate consideration to be paid by TransWestern to Seller for the Purchased Assets shall be equal to the sum of:

                        (i) the assumption by TransWestern of the Assumed
                Liabilities; plus

                        (ii) the reimbursement of the Pre-Paid Direct Costs
                solely with respect to the Unpublished Directories (i.e., the Gateway Directory and Southwest Texas Directory), in the amount(s) set forth on the attached Closing Schedule, payable to Seller in cash by wire transfer of immediately available funds to an account designated by Seller at the Closing; plus

                        (iii) Six Million Dollars ($6,000,000) (the "Purchase
                Price"), consisting of (x) Two Hundred Thirty-Six Thousand Seven Hundred Twenty Dollars ($236,720), payable to Ad Ideas by wire transfer of immediately available funds to an account designated by Ad Ideas at the Closing (the "Ad Ideas Payment"), and (y) Five Million Seven Hundred Sixty-Three Thousand Two Hundred Eighty Dollars ($5,763,280) payable to Seller by wire transfer of immediately available funds to an account designated by Seller at the Closing (the "Closing Payment").

                (b) The allocation of the Purchase Price among the Purchased Assets hereof shall be made in a manner consistent with the provisions of Section 1060 of the Code and applicable Treasury Regulations thereunder. The Parties shall allocate the Purchase Price in accordance with the fair value of the Purchased Assets as determined by the Parties and reflected on the attached Purchase Price Allocation Schedule in preparing (a) Form 8594, Asset Acquisition

        Statement, for each of TransWestern and Seller, and (b) all Tax Returns. Each of TransWestern and Seller shall file Form 8594, prepared in accordance with this section, with its federal income Tax Return for its Tax period including the Closing Date, and make all other filings in a manner consistent with this provision.

        2.3 Closing Date Transactions.

                (a) Closing. Subject to the terms and conditions set forth in this Agreement, the Closing shall take place via facsimile and wire transfer of immediately available funds (to an account designated by Seller) on the earlier of the following (the "Closing Date"): (i) April 2, 2001, or (ii) the satisfaction or written waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby, as set forth in Article 5.

                (b) TransWestern Deliveries on the Closing Date. On the Closing
        Date:

                        (i) TransWestern shall deliver (A) the Ad Ideas Payment
                to Ad Ideas, and (B) the Closing Payment to Seller;

                        (ii) TransWestern shall deliver the Bill of Sale,
                Assignment and Assumption Agreement, in the form attached hereto as Exhibit A;

                        (iii) TransWestern shall reimburse the Pre-Paid Direct
                Costs to Seller, solely with respect to the Unpublished Directories (i.e., the Gateway Directory and Southwest Texas Directory), and solely in the amount(s) set forth on the attached Closing Schedule; and

                        (iv) TransWestern shall deliver to Seller (A) the
                various certificates, instruments and documents referred to in
                Section 5.1(b), and (B) such other instruments of assumption as Seller may reasonably request in form reasonably satisfactory to Seller and consistent with the provisions of this Agreement.

        (c) Seller Deliveries on the Closing Date: On the Closing Date:

                        (i) Seller shall deliver to TransWestern the Bill of
                Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit A;

                        (ii) Seller shall deliver or cause to be delivered the
                Approval Order, entered by the Bankruptcy Court approving this Agreement and the consummation of the transactions contemplated hereby;

                        (iii) Unless the Approval Order (as defined in Section
                4.1(a)(i) below) includes language set forth in the second sentence of this subparagraph (iii), Seller shall deliver a certificate, as of a date not earlier than the eleventh (11th) day following the entry of the Approval Order, of the Clerk of the Bankruptcy Court certifying as to the absence of the filing of any appeal with respect to the Approval Order or the Provision Order, or, if certificate(s) to such effect are not timely provided by such Clerk, then a certified copy of the court docket for the Bankruptcy Case establishing the absence of any such appeal as of the Closing Date. However, if the Approval Order includes a finding, pursuant to 11 U.S.C. Section 363(m), that TransWestern is purchasing Seller's assets in good faith, and if the Approval Order includes a provision, pursuant to Rule 6004(g) of the Federal Rules of Bankruptcy Procedure, that the ten (10) day stay contained in

                Bankruptcy Rule 6004(g) is waived or is not applicable to the sale governed by this Agreement (collectively, the "Good Faith Ruling"), then Seller will not be required to make any delivery otherwise required by this subparagraph (iii) (other than the Approval Order including the Good Faith Ruling);

                        (iv) Unless the Assignment Order (as defined in Section
                4.1(a)(iii) below) includes language set forth in the second sentence of this subparagraph (iv), Seller shall deliver a certificate, as of a date not earlier than the eleventh (11th) day following the entry of the Assignment Order, of the Clerk of the Bankruptcy Court certifying as to the absence of the filing of any appeal with respect to the Assignment Order, or, if certificate(s) to such effect are not timely provided by such Clerk, then a certified copy of the court docket for the Bankruptcy Case establishing the absence of any such appeal as of the Closing Date. However, if the Assignment Order includes a provision to the effect that the ten (10) day stay contained in Rule 6006(d) of the Federal Rules of Bankruptcy Procedure is waived or not applicable to the sale governed by this Agreement (the "Assignment Order Ruling"), then Seller will not be required to make any delivery otherwise required by this subparagraph (iv) (other than the Assignment Order including the Assignment Order Ruling);

                        (v) Seller shall execute and deliver to TransWestern (A)
                the various certificates, instruments and documents referred to in Section 5.1(a), and (B) all other documents, instruments of sale, transfer, conveyance, assignments and consents as TransWestern may reasonably request with respect to the Purchased Assets in form and substance reasonably satisfactory to TransWestern and consistent with the provisions of this Agreement; and

                        (vi) Seller shall deliver to TransWestern the Purchased
                Assets free and clear of all Security Interests (consistent with the Assignment Order).

                   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

        3.1 Representations and Warranties of Seller. As a material inducement to TransWestern to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to TransWestern that:

                (a) Organization, Qualification and Corporate Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and is qualified to do business in all jurisdictions in which the conduct of its business or its ownership of property require it to be so qualified, except where the failure to so qualify would not materially adversely affect the assets, Business, operations or financial condition of Seller.

                (b) Authorization of Transaction. Subject to the Approval Order,
        (i) Seller's Board of Directors have duly approved Seller's execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) Seller has the requisite corporate power and authority and all material licenses, permits and authorization necessary to own and operate the Directories, provide Directory Services and carry on its telephone directory business as now conducted, to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Seller. Assuming the due authorization, execution and delivery of this Agreement and each of the other agreements contemplated hereby by TransWestern, this Agreement and each of the other agreements contemplated hereby to which Seller is a party constitutes the valid and legally binding obligations of Seller, enforceable against Seller in accordance with its respective terms and conditions, except as such enforceability may be limited by principles of public policy, applicable bankruptcy, insolvency, reorganization, moratorium and/or other similar laws affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                (c) Noncontravention. Upon entry of the Provision Order and the Approval Order, and except as described in the attached "Seller Consents Schedule," neither the execution and the delivery of this Agreement and the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with any provision of the Articles of Incorporation, Bylaws or governing documents of Seller, or result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, instrument of indebtedness, Security Interest, or other arrangement by which Seller is bound or affected or to which any of the Purchased Assets is subject, or any law, statute, rule, regulation, order, judgment, decree, stipulation, injunction, charge or other restriction, to which Seller is subject or to which any of the Purchased Assets is subject, except in each case, for violations, breaches and/or accelerations as to which waivers or consents have or will be obtained or which would not reasonably be expected to have a Material Adverse Effect.

                (d) Consents and Approvals. Other than the approval of the Bankruptcy Court and except as set forth on the Seller Consents Schedule, (i) Seller is not required to give any notice to, make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby, and (ii) no consent or approval of any other third party is required in connection with the execution, delivery and performance of Seller of this Agreement or in connection with the transactions contemplated hereby, or is required in order to prevent a breach of, or a default under or a termination, change in the terms and conditions or modifications of, any instrument, contract, lease, license or other agreement to which Seller is party which such breach, default or termination would have a Material Adverse Effect.

                (e) Recent Events. Except as described in the attached "Recent Events Schedule," since December 31, 2000, Seller has not experienced any change that has had a Material Adverse Effect with respect to the Directories and/or Purchased Assets which would materially interfere with TransWestern's good and indefeasible title to, and use of, the Directories and Purchased Assets, upon consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, since such date:

                        (i) Seller has not sold, leased, transferred or assigned
                (or entered into any agreement to sell, lease, transfer or assign) any of its assets that would otherwise be Purchased Assets hereunder;

                        (ii) Seller has not entered into any agreement,
                contract, lease or license with respect to the Directories (or any series of related agreements, contracts, leases or licenses) other than in the Ordinary Course of Business;

                        (iii) Seller has not entered into any other material
                transaction with any third party having a Material Adverse Effect with respect to the Directories; and

                        (iv) Seller has not committed to any of the foregoing.

                (f) Intellectual Property. Except as set forth on the attached "Intellectual Property Schedule":

                        (i) To Seller's Knowledge, no third party has interfered
                with, infringed upon, misappropriated, or violated any Intellectual Property rights of Seller relating to any Directory.

                        (ii) The Intellectual Property Schedule identifies each
                registration which has been issued to the Seller with respect to any of its Intellectual Property, each pending application for registration which Seller has made with respect to any of its Intellectual Property, and each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions), in each case which is used in connection with or related to any Directory. The Intellectual Property Schedule also identifies each material trade name or unregistered trademark used by the Seller in connection with its Business as currently conducted by Seller. With respect to each item of Intellectual Property identified in the Intellectual Property Schedule, to Seller's Knowledge:

                                (A) Seller possesses all right, title, and
                        interest in and to the item, free and clear, upon consummation of the transactions contemplated hereby, of any Security Interest, license, or other restriction;

                                (B) the item is not subject to any outstanding
                        injunction, judgment, order, decree, ruling, or charge;

                                (C) no action, suit, proceeding, hearing,
                        investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                (D) Seller has not ever agreed to indemnify any
                        Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                        (iii) The Intellectual Property Schedule also identifies
                each material item of Intellectual Property that any third party owns and that Seller uses in connection with any Directory pursuant to license, sublicense, agreement, or permission.

                (g) Contracts and Commitments. Except as set forth on the attached "Contracts Schedule," other than Customer Contracts, Seller is not a party to any other written or oral contract or commitment that is significant to its provision of Directory Services in connection with the Directories or any of the Purchased Assets (including, without limitation, any contract with a third party or parties relating to the purchase or sale of services or products relating to any Directories), or any other material agreement. Seller has delivered or otherwise made available to TransWestern a correct and complete copy of the standard forms of Customer Contracts used in connection with any Directories and each written agreement (including all amendments thereto) identified on the Contracts Schedule. The Contracts Schedule identifies all contracts presently in effect associated with the Prior Editions, and, to the extent available, the Future Editions, and identifies all Assigned Contracts included in the Purchased Assets. Seller has delivered to TransWestern a true and complete list of all Customer Contracts associated with the Directories all of which are in the form previously delivered to TransWestern. With respect to each Customer Contract and each agreement identified on the Contracts Schedule: (A) such agreement is (and following consummation of the transactions contemplated hereby will continue to be) legal, valid, binding, enforceable, except as such enforceability may be limited by principles of applicable bankruptcy, insolvency, reorganization, moratorium and/or other similar laws affecting the rights of creditors generally, and in full force and effect; and (B) neither Seller, nor to Seller's Knowledge, any other party to such agreement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Seller or permit termination, modification, or acceleration (in each case, other than by Seller), under such agreement, except where such breach or default would not have a Material Adverse Effect. Seller has not waived or modified any limitation on liability or similar provision in any Customer Contract.

                (h) Financial Statements. The attached "Financial Statements Schedule" contains the following tax returns and/or financial statements (collectively, the "Financial Statements"):

                        (i) the unaudited balance sheet of Seller dated as of
                November 30, 2000 (the "Latest Balance Sheet"), and the related unaudited income statement of Seller for the seven (7) months then ended;

                        (ii) Seller's book level financials prepared in respect
                of the Directories, a copy of which have been previously delivered to and received by TransWestern; and

                        (iii) Seller's gross revenue projections for the Future
                Editions, copies of which have been previously delivered to and received by TransWestern.

                Each of the Financial Statements described in clause (i) above (i.e., Seller's Latest Balance Sheet and income statement, as set forth on the attached Financial Statements Schedule) (including in all cases the notes thereto, if any) is prepared in accordance with GAAP consistent with the books and records of Seller (except for the absence of footnotes and subject to year-end adjustments) and presents fairly, in all material respects, the financial condition and results of operations of Seller throughout the periods covered thereby. Except as set forth on the attached Financial Statements Schedule, all accounts receivable for Future Editions of the Directories of Seller reflected on the Latest Balance Sheet, and all accounts receivable for Future Editions of the Directories of Seller that have arisen since the Latest Balance Sheet, are valid and enforceable claims of Seller under the terms of Seller's Customer Contracts relating to Future Editions of the Directories (subject, with respect to Future Editions of the Directories, to performance under such Customer Contracts). The Financial Statements Schedule contains a true and complete aging of Seller's accounts receivable as of the date of the Latest Balance Sheet.

                The gross revenue projections for the Future Editions described in clause (iii) above represent good faith estimates of Seller relating to Future Editions and were based upon assumptions which are set forth therein and which were in good faith believed to be reasonable when made, provided, however, that such gross revenue projections is not a guarantee of the future performance of Seller.

                (i) Accuracy and Completeness of Information Furnished. To Seller's Knowledge, no representation or warranty of Seller contained in this Agreement or in any of the Exhibits and Schedules attached hereto delivered to TransWestern by Seller in connection with the transactions contemplated hereby (including, without limitation, any Customer Contract or any other Records compiled in connection with the Directories) contains or will contain as of the date such representation and warranty is made or other document has been, is or will be furnished, any untrue statement of a material fact or omitted, omits, or will omit to state as of the date such representation or warranty is made or such document is or will be furnished, any material fact which is necessary not to make the statement contained herein or therein not misleading.

                (j) Affiliated Transactions. Except as set forth on the attached "Affiliated Transaction Schedule," no officer, director, employee, owner or Affiliate of Seller is a party to any agreement, contract, commitment or transaction with Seller or has any interest in the Purchased Assets.

                (k) Undisclosed Liabilities. To Seller's Knowledge, Seller has no Liability relating to its operation or ownership of any Directory (and, to Seller's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability that would be required to be reflected in or reserved against in the balance sheet of Seller prepared in accordance with GAAP), except for (i) Liabilities set forth on the face of the Latest Balance Sheet, and (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, claim or violation of law); (iii) Liabilities that would not have a Material Adverse Effect; and (iv) Liabilities set forth on "Seller's Liabilities Schedule" attached hereto.

                (l) Compliance with Laws. To Seller's Knowledge, Seller has complied and is in material compliance with all applicable material laws, rules or regulations of any federal, state, local or foreign government or agency thereof with respect to the Directories and no notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by Seller or filed, commenced or, to Seller's Knowledge, threatened in writing against Seller alleging any such violation.

                (m) Litigation; Proceedings. Except as set forth in the attached "Litigation Schedule," there are no actions, suits, proceedings, hearings, orders, investigations, charges, complaints or claims, pending or, to Seller's Knowledge, threatened, by or against or affecting, Seller, or any Directory or the Purchased Assets or to which Seller, the Directories or the Purchased Assets may be bound or affected, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis for any of the foregoing. Seller is not subject to any judgment, order or decree of any court or governmental agency.

                (n) Title and Sufficiency of Assets. Except as set forth in the attached Title and Sufficiency of Assets Schedule, Seller owns good, marketable and indefeasible title, free and clear of all interests, including, without limitation, all Security Interests, to the Purchased Assets, and Seller is the exclusive and sole owner thereof (subject, solely with respect to the EPS Files of Ad Ideas, to Seller's receipt of the Bill of Sale from Ad Ideas immediately prior to the Closing of the transactions contemplated hereby, as provided in Sections 4.2(a), 5.1(a) and 5.1(b) below). At the Closing, and subject to the Approval and Assignment Orders, Seller will convey to TransWestern good, marketable and indefeasible title to all of such property and assets included within or comprising the Purchased Assets, free and clear of all interests, including, without limitation, all Security Interests (subject, solely with respect to the EPS Files of Ad Ideas, to Seller's receipt of the Bill of Sale from Ad Ideas immediately prior to the Closing of the transactions contemplated hereby, as provided in Sections 4.2(a), 5.1(a) and 5.1(b) below). The Purchased Assets so conveyed will include all of those assets (personal, tangible and intangible) used solely and exclusively in connection with the Directories during the twelve months prior to the Closing Date other than those assets used by Seller in connection with its ownership and publication of directories other than the Directories, all of which assets are described generally on the attached "Excluded Asset Schedule."

                (o) Directory Listings. Each of the directory listings associated with the Directories has been published in the Ordinary Course of Business and in accordance with customary practices currently prevailing in the telephone directory industry for companies of a size comparable to Seller, except where the failure to do so would not have a Material Adverse Effect on the Directories. To Seller's Knowledge, no such listing has been published in material violation of any applicable law, code or regulation. Seller has provided TransWestern with copies of all invoices (or other evidence reasonably satisfactory to TransWestern) relating to the purchase by Seller of the white page listings and yellow page listings used or to be used (as the case may be) in connection with the printing and publication of any Directory.

                (p) Brokers' Fees. Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which TransWestern or any other party could become liable or obligated.

                (q) Tax Matters.

                        (i) Except as set forth in the attached "Taxes
                Schedule," to Seller's Knowledge, Seller has timely filed all Tax Returns required to be filed by them, each such Tax Return has been prepared in compliance with all applicable material laws and regulations, and all such Tax Returns are true and accurate in all material respects. To Seller's Knowledge, all Taxes due and payable by Seller (whether or not shown on any Tax Return) have been paid. Except as set forth in the attached Taxes Schedule, there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to Seller's Knowledge, threatened against Seller with respect to any Tax.

                        (ii) The "Taxes Schedule" contains a list of states,
                territories and jurisdictions (whether foreign or domestic) in which Seller is required to file Tax Returns.

                (r) Customers and Suppliers. Except as set forth on the attached "Customer/Supplier Schedule," Seller has not received any notice that any material customer or supplier with respect to any Directory intends to terminate or materially reduce its business with Seller and, except as set forth on the attached "Customer/Supplier Schedule," no material customer or supplier has terminated or materially reduced its business with Seller in the last twelve (12) months.

                (s) Closing Date. All of the representations and warranties made by Seller contained in this Section 3.1 and elsewhere in the Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered by Seller to TransWestern shall be true and correct on the Closing Date in all material respects as though then made, except as affected by the transactions expressly contemplated by this Agreement and except as expressly disclosed in writing to TransWestern by Seller prior to the Closing. Prior to the Closing Date, Seller shall notify TransWestern of any information that came into existence after the date hereof and would have been required to be disclosed on one or more schedules or reflected in such representations or warranties if such information was in existence on the date hereof and may or supplement the disclosure schedules attached hereto to reflect such information.

        3.2 Representations and Warranties of TransWestern. As a material inducement to Seller to execute this Agreement and consummate the transactions contemplated hereby, TransWestern hereby represents and warrants to Seller that:

                (a) Organization. TransWestern is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. TransWestern is qualified to conduct business in each other jurisdiction wherein the nature of its business or ownership of property requires it to be so qualified except where failure to so qualify would not materially adversely effect the assets, business, operations or financial condition of TransWestern.

                (b) Authorization of Transaction. Except as set forth on the attached "TransWestern Consents Schedule," TransWestern has the power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. Except as set forth on the attached "TransWestern Consents Schedule," this Agreement and the other agreements contemplated hereby to which TransWestern is a party have been duly executed and delivered by TransWestern and constitute the valid and legally binding obligations of TransWestern, enforceable against TransWestern in accordance with their respective terms.

                (c) Noncontravention. Except as set forth on the attached "TransWestern Consent Schedule," neither the execution and the delivery of this Agreement and the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, instrument of indebtedness, Security Interest, or other arrangement by which TransWestern is bound or affected or to which any of the Purchased Assets is subject, or any law, statute, rule, regulation, order, judgment, decree, stipulation, injunction, charge or other restriction, to which TransWestern is subject or to which any of the Purchased Assets is subject.

                (d) Consents and Approvals. Except as set forth on the attached "TransWestern Consents Schedule," (i) TransWestern is not required to give any notice to, make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby and (ii) no consent or approval of any other third party is required in connection with the execution, delivery and performance of TransWestern of this Agreement or the agreements contemplated hereby to which it is a party, in order to prevent a breach of, or a default under or a termination, change in the terms and conditions or modifications of, any instrument, contract, lease, license or other agreement to which TransWestern is party.

                (e) Brokers' Fees. TransWestern has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

                (f) Closing Date. All of the representations and warranties of TransWestern contained in this Section 3.2 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered by TransWestern shall be true and correct on the Closing Date in all material respects as though then made and except as expressly disclosed in writing to Seller by TransWestern prior to the Closing. Prior to the Closing Date, TransWestern shall notify Seller of any information that came into existence after the date hereof and would have been required to be disclosed on one or more schedules or reflected in such representations or warranties if such information was in existence on the date hereof, may supplement this Agreement with disclosure schedules, or otherwise amend or modify its representations and warranties hereunder to reflect such information.

                (g) Due Diligence. TransWestern acknowledges that: (i) it has had access to the properties and operations of Seller and has had the opportunity to meet with and ask questions of Seller's management to discuss the business, assets, liabilities, financial condition, cash flow and operations of Seller, and (ii) all materials and information requested by TransWestern have been provided to it to its reasonable satisfaction. TransWestern acknowledges that it has made its own independent examination, investigation, analysis and evaluation of Seller, including TransWestern's own estimate of the value of the Purchased Assets, the Directories and Seller's Business. TransWestern acknowledges that it has undertaken such due diligence (including, without limitation, a review of the assets, liabilities, books, records and contracts of Seller) as it deems adequate, including that described above. Notwithstanding the foregoing, nothing in this Section 3.2(g) shall modify or limit, or be deemed to modify or limit, or otherwise affect or reduce Seller's representations and warranties to TransWestern, as set forth expressly in Section 3.1 (and the subsections thereto) of this Agreement or attached as part of the Schedules to this Agreement.

                (h) No Additional Representations. TransWestern acknowledges and agrees that Seller shall be deemed not to have made any representation or warranty other than as expressly set forth in Section 3.1 (and the subsections thereto) of this Agreement. Without limiting the generality of the foregoing and except for the express representations and warranties made by Seller in Section 3.1 (and the subsections thereto) of this Agreement, Seller does not make any representation or warranty with respect to:

                        (i) any projections, estimates or budgets heretofore
                delivered to or made available to TransWestern of future revenues, expenses or expenditures or future results of operations (other than projections referenced in Section 3.1 (and the subsections thereto) of this Agreement or attached as part of the Schedules to this Agreement);

                        (ii) any information or documents (financial or
                otherwise) made available to TransWestern or its counsel, accountants, advisers or representatives (other than information or documents specifically referenced in Section 3.1 (and the subsections thereto) of this Agreement or attached as part of the Schedules to this Agreement);

                        (iii) the value, nature, quality of condition, or state
                of repair of any of the Purchased Assets (other than as set forth in Section 3.1 (and the subsections thereto) of this Agreement or attached as part of the Schedules to this Agreement); or

                        (iv) the habitability, merchantability, marketability,
                profitability or fitness for a particular purpose of the any of the Purchased Assets, the Directories or of Seller's Business (other than as set forth in Section 3.1 (and the subsections thereto) of this Agreement or attached as part of the Schedules to this Agreement).

        Notwithstanding the foregoing, nothing in this Section 3.2(h) shall modify or limit, or be deemed to modify or limit, or otherwise affect or reduce Seller's representations and warranties to TransWestern, as expressly set forth in Section 3.1 (and the subsections thereto) of this Agreement or attached as part of the Schedules to this Agreement.

                              ARTICLE 4 - COVENANTS

        4.1 Pre-Closing Covenants.

                (a) Bankruptcy Covenants.

                        (i) Immediately subsequent to the execution of this
                Agreement, Seller shall (at its sole cost and expense) file (A) a motion, pursuant to 11 U.S.C. Sections 105, 363, and 365 to approve the sale of the Purchased Assets to TransWestern pursuant to this Agreement (the "Approval Motion"), (B) a motion (the "Provision Motion") for emergency determination of approval of the Exclusivity Provision (as defined in Section 4.1(c) hereof), and the Overbid Provisions (as defined in Section 4.1(d) hereof) provided for in this Agreement. Seller shall use its commercially reasonable efforts to obtain an order approving the Provision Motion (the "Provision Order") within nine (9) days from (and including) the date of this Agreement, and approval of the Approval Motion (the "Approval Order") within sixteen (16) days from (and including) the date of this Agreement, or, in the event Seller is able to obtain the Good Faith Ruling with respect to the Approval Order then at least prior to the Closing Date hereof, which orders shall each be in form and substance reasonably acceptable to TransWestern.

                        (ii) Seller shall promptly provide TransWestern with
                drafts of all documents, motions, orders, filings or pleadings that Seller proposes to file with the Bankruptcy Court which relate to the consummation or approval of this Agreement, the Approval Motion, Provision Motion, related orders, or any provision herein or therein, and will provide TransWestern with reasonable opportunity to review and comment with respect to such filings as reasonably practical. Seller shall also promptly (within 24 hours) provide TransWestern with facsimile copies of all pleadings received by or served by or upon Seller in connection with its Bankruptcy Case, which have not otherwise been served on TransWestern.

                        (iii) Seller shall use commercially reasonable efforts
                to obtain, at its sole cost and expense, the entry of a final order authorizing Seller to assign the Assigned Contracts and Purchased Assets to TransWestern (the "Assignment Order") within sixteen (16) days from (and including) the date of this Agreement, or, in the event Seller is able to obtain the Assignment Order Ruling with respect to the Assignment Order then at least prior to the Closing Date hereof. Other than the Ad Ideas Payment and subject to the Assignment Order, Seller shall be responsible for the payment, at or prior to Closing, of any amounts necessary to cure any defaults which exist on the Closing Date under the Assigned Contracts, and TransWestern shall be responsible for providing adequate assurance of its ability to perform the obligations of Seller under the Assigned Contracts following the Closing.

                        (iv) From and after the date hereof, Seller shall not
                take any action or fail to take any action, which action or failure to act would reasonably be expected to (A) prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement, or (B) result in (I) the reversal, avoidance, revocation, vacating or modification (in any manner which would reasonably be expected to materially and adversely affect the TransWestern's rights hereunder) or (II) the entry of a stay pending appeal, in the cases of each of sub-clauses

                (I) or (II) of this section, with respect to the Approval Order, the Assignment Order, or the Provision Order; provided, however, that nothing contained herein will in any way limit Seller's ability to provide notice of the Approval Motion and to comply with requests for information from potential competing bidders for the Purchased Assets, so long as it is in compliance with the provisions of Section 4.1(c) hereof (regarding exclusivity).

                        (v) From and after the commencement of the Chapter 11
                Case, Seller shall continue to operate its business as a debtor in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

                (b) Affirmative Covenants Concerning the Business. Except as contemplated by this Agreement and to the extent not inconsistent with the Bankruptcy Code, the Bankruptcy Rules, the operation and information requirements of the Office of United States Trustee (the "OIRR"), and any orders entered by the Bankruptcy Court in Seller's Chapter 11 Case, during the period from the date of this Agreement to the Closing, Seller shall conduct its Business operations in compliance with all other applicable laws and regulations in all material respects, and to the extent consistent therewith so as to preserve the current value and integrity of the Purchased Assets, pay all post-petition taxes as they become due and payable, and maintain insurance on the Purchased Assets (in amounts and types consistent with past practice). Without limiting the generality of the foregoing, prior to the Closing, Seller covenants and agrees that Seller shall not, without the prior written consent of
        TransWestern:

                        (i) fail to promote the ordinary and smooth transition
                of the Business as it relates to the Directories and the Purchased Assets to TransWestern;

                        (ii) fail to use commercially reasonably efforts to
                maintain, and maintain its books and records relating to, the Directories and/or Purchased Assets in all material respects in accordance with past practices;

                        (iii) pay any prepetition Liabilities, or forgive,
                cancel, or waive any rights or any debts or other obligations owed to Seller in respect of the Directories, other than such prepetition Liabilities, debts or other obligations as are approved for payment by the Bankruptcy Court;

                        (iv) merge or consolidate with, or purchase
                substantially all of the stock or assets of, or otherwise acquire, any corporation, partnership, association or other business organization or entity or division thereof;

                        (v) institute any material change in the methods of
                purchase, sale, lease or accounting from those used in the Ordinary Course of Business or in the collection of accounts receivable (including receivables associated with Customer Contracts) or the payment of accounts payable other than to the extent consistent with the Ordinary Course of Business;

                        (vi) mortgage, pledge or subject to any Security
                Interest any of the Purchased Assets;

                        (vii) sell, assign or transfer any of the Purchased
                Assets;

                        (viii) pay or commit to pay commissions, bonuses or
                similar payments outside of the Ordinary Course of Business; or

                        (ix) enter into a binding commitment to do any of the
                foregoing.

                (c) Exclusivity. Prior to the earlier of (i) the termination of this Agreement in accordance with Section 6.1 below, or (ii) the Closing of the transactions contemplated hereby, Seller shall not, directly or indirectly, encourage, solicit or initiate any proposal or offer from any person or entity (other than TransWestern) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of shares of stock of Seller, proxy solicitation or other business combination involving Seller or its Businesses relating to the Purchased Assets, Directories and/or the Assigned Contracts (an "Alternative Proposal"), or (i) agree to, endorse or take any other action to facilitate an Alternative Proposal unless such Alternative Proposal has been approved by the Bankruptcy Court pursuant to the
        Section 363 sale process contemplated by this Agreement or (b) provide any non-public information concerning the business, properties or assets of Seller to any person or entity (other than TransWestern); provided, however, that Seller shall not be prohibited from giving notice or providing information, including non-public information, to any persons who may seek to make a proposal as part of the Section 363 sale process contemplated by this Agreement (the "Exclusivity Provision"); provided, however, that notwithstanding the foregoing, Seller shall be entitled to give such notice of whatever buyer protections and/or bidding procedures order as the Bankruptcy Court requires to respond to and discuss any Alternative Proposal, to provide information, including due diligence materials and negotiate and discuss any Alternative Proposal. Seller shall promptly (but in any event within one (1) calendar day of its receipt) notify TransWestern of, and shall disclose to TransWestern a reasonably detailed description of any inquiries received by Seller or any of its agents or representatives (including, without limitation, the date of such inquiry, the identity of the inquirer and the status of such inquiry) with respect to the acquisition of any of the Purchased Assets and Seller shall provide TransWestern with copies of any written proposals and a description of any verbal proposals which are received by Seller or any of its agents or representatives. Nothing in this
        Section 4.1(c) shall require the divulgence of the identity of any third party making an Alternative Proposal in violation of any Confidential Agreement with such third party.

                (d) Competitive Bid Procedures. Subject to Bankruptcy Court approval, Seller agrees that in order for any Alternative Proposal to be approved by the Bankruptcy Court, such proposal must (i) be upon and subject to substantially the same or more favorable terms and conditions as are contained in this Agreement, in all material respects (as reasonably determined by Seller), except as to purchase price, and (ii) include (A) a cash purchase price having a value at least Three Hundred Seventy Five Thousand Dollars ($375,000) greater than the value of the Purchase Price provided in this Agreement, and (B) any subsequent increase thereof shall be at least Two Hundred Thousand Dollars ($200,000) (in cash) in excess of the prior cash offer (in any event, TransWestern shall have the right to match any competitive offers and any and all increases thereof) (collectively, the "Overbid Provisions").

                (e) General Obligations. Each of the Parties will use their respective commercially reasonable efforts to effect an orderly transition of business and to take all reasonable actions and to do all things reasonably necessary or desirable, including any necessary approvals, to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, satisfaction, but not waiver, of the closing conditions set forth in
        Article 5) and to cause the other conditions to TransWestern's and Seller's respective obligations hereunder to be satisfied as soon as practicable but in any event no later than required to permit the Closing to occur on or prior to the Closing Date.

        4.2 Other Covenants.

                (a) Full Access. At all times prior to the Closing Date, subject to any reasonable and appropriate inquiry relating to this Agreement by any creditors' committee appointed in the Chapter 11 Case, Seller shall permit TransWestern, TransWestern's Affiliates, and their respective employees, accountants, legal counsel and other representatives to have full access to Seller's premises, properties, personnel, books, records, contracts, Tax records, and to all documents of or pertaining to Seller, the Purchased Assets or the Directories, as is reasonably necessary or (in the opinion of TransWestern) desirable to consummate all of the transactions contemplated herein. All information given to TransWestern and its representatives shall be subject to the confidentiality provisions set forth in Section 7.2(a). Without limiting the generality of the foregoing, the Parties hereto covenant and agree as follows:

                        (i) Access to Ad Ideas Materials. Under that certain
                Letter Agreement between (among others) Seller and Ad Ideas, of even date herewith, and with respect to which TransWestern is an intended third-party beneficiary, a copy of which is attached hereto as Exhibit B (the "Letter Agreement"), Ad Ideas has agreed with Seller to provide TransWestern access to review the Future Edition Advertisements (including electronic and/or digital copies in computer file format(s), if any), together with all contracts arising out of or relating to such Future Edition Advertisements (collectively, the "Advertisement Material"). The Parties hereto acknowledge and agree that, in the event Ad Ideas has not delivered the Advertisement Material to Seller, for purposes of TransWestern's review, within five
                (5) business days from the Effective Date hereof, TransWestern may terminate this Agreement, in accordance with Section 6.1 below.

                        (ii) Access to Accounts Receivable Materials. Seller
                hereby covenants and agrees to provide TransWestern with any and all records and files (including electronic download files from Seller's "Bookman" internal accounting or book keeping system) relating to all accounts receivable of Seller (whether arising in connection with or relating to any Prior and/or Future Edition(s) of the Directories) (collectively, "Seller's Accounts Receivable Records", and together with the Advertisement Material, the "Review Material"). The Parties hereto acknowledge and agree that, in the event Seller has not delivered Seller's Accounts Receivable Records to TransWestern within five (5) business days from the Effective Date hereof, TransWestern may terminate this Agreement, in accordance with Section 6.1 below.

                        (iii) Review. The Parties further acknowledge and agree
                that, in accordance with Section 5.1(a) hereof, TransWestern shall have access to review the Review Material (and additional EPS Files delivered to TransWestern more than five (5) days from the Effective Date hereof) for a period of ten (10) business days from the later of (A) TransWestern's receipt of said Review Material, or (B) TransWestern's receipt of the last EPS File with respect to any and all completed Future Edition Advertisements converted into an EPS File format (the "Review Period"). If the Review Material does not meet with TransWestern's approval and satisfaction, in its sole and absolute discretion, then TransWestern must provide Seller with written notice of any deficiency existing with respect to the Review Material (or additional EPS Files) prior to the expiration of said Review Period (and, in the event TransWestern does not provide Seller with such written notice prior to the expiration of the Review Period, TransWestern will be prohibited from terminating this Agreement under Section 6.1(d) below). Seller shall have the opportunity for a period of five (5) days from receipt of written notice from TransWestern (prior to the expiration of the Review Period) to cure any deficiency or bring about a cure in any deficiency existing with respect to the Review Material (or additional EPS Files), as specified in such written notice from TransWestern (the "Cure Period"). After said Cure Period, if the Review Material does not meet with TransWestern's satisfaction, in its sole and absolute discretion, TransWestern may terminate this Agreement as provided in Section 6.1(d).

                        (iv) Delivery. The Parties further acknowledge and agree
                that, in accordance with Section 5.1(a) and 5.1(b) hereof, it is a condition to each Party's obligation to consummate the transactions contemplated hereby that, immediately prior to the Closing hereof, Ad Ideas shall have delivered to Seller (without demand or claim for any additional monies other than the Ad Ideas Payment) the Advertisement Material (in the condition previously approved by TransWestern during the Review Period) and a Bill of Sale and Assignment of Rights (with respect to the EPS Files) in form and substance satisfactory to TransWestern and Seller, whereupon (and provided that), Seller, as a condition to TransWestern's obligation to consummate the transactions contemplated hereby, shall immediately thereafter execute and deliver to TransWestern the Bill of Sale, Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A.

                (b) Notice of Developments. At all times prior to the Closing Date, (i) Seller will give prompt written notice to TransWestern of any development materially adversely affecting the condition, operation, results of operations, or future prospects of any Directory or any Purchased Assets, and (ii) each Party will give prompt written notice to the other of any development adversely affecting the ability of the notifying Party to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 4.2(b) shall be deemed to amend or supplement the schedules attached hereto delivered by such Party or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by such Party.

                (c) TransWestern Audit. The Parties hereto acknowledge and agree that, following and subject to the Closing of the transactions contemplated hereby, TransWestern will appoint an outside accounting firm, on its behalf, to perform an audit of the last two (2) fiscal year(s) of financial statements of Seller, at TransWestern's sole cost and expense. Seller agrees, following and subject to the Closing of the transactions contemplated hereby, to use commercially reasonably efforts to assist TransWestern, and its appointed accounting firm in connection with such audit. Without limiting the generality of the foregoing, Seller covenants and agrees to use commercially reasonable efforts to provide TransWestern, within twenty (20) days of the Closing Date, with copies of all books, records and documents necessary to complete such audit.

        4.3 Employee Matters. The Parties hereto acknowledge and agree that TransWestern is not hiring, and is not legally obligated to hire, any of Seller employees in connection with, arising out of or relating to this Agreement or the transactions contemplated hereby. From and after the Closing Date, Seller shall retain all Liabilities (other than the Assumed Liabilities) arising with respect to its former and/or current employees on or before the Closing Date, including, without limitation, any and all directory sales bonuses and/or commissions (including liabilities for unpaid commissions arising prior to the Closing Date but which mature upon receipt of payments from customers that may be received after the Closing with respect to Future Editions), to be paid to such employees (including any former employees of Seller hired by TransWestern) arising prior to the Closing Date and relating to any and all

Prior and/or Future Editions of the Directories or arising in connection with any Employee Benefit Plan or any other employee benefit plan (as such term is defined in Section 3(3) of ERISA) or arrangement at any time maintained or contributed to by Seller, including, but not limited to, those Liabilities arising under Part 6 of Title I of ERISA and Section 4980B of the Code. Seller shall be additionally responsible for all Liabilities (other than the Assumed Liabilities) of any employee (i) relating to any and all compensation (including, without limitation, vacation pay and insurance benefits) for periods prior to the Closing Date, and/or (ii) arising as a result of the transactions contemplated by this Agreement, including, but not limited to, severance compensation and bonus payments.

        4.4 Post-Closing Collection Services.

                (a) Following the Closing, TransWestern shall assume complete responsibility for all billing and collection activities associated with the Future Edition(s). In the event that any customer directs a claim to any Party, such Party shall notify promptly the other Party of such claim. Each of TransWestern and Seller will cooperate with one another and use their respective good faith efforts to deliver to the other party (promptly, but in any event no less frequent than monthly) any payments mistakenly received by one party and belonging to the other party in accordance with this Section 4.4(a).

                (b) From and after the Closing Date, TransWestern shall assume responsibility, on behalf of Seller, for all billing and collection activities associated with any Prior Editions, including, but not limited to, collection of all trade accounts receivable outstanding as of the Closing with respect to such Prior Editions (including local, foreign and national advertising accounts) (which accounts receivable in the amount(s) set forth on the attached "Accounts Receivable Schedule", less allowance for bad debts and uncollectible accounts, returns, discounts, refunds and similar deductions, shall collectively be referred to hereinafter as "Seller's Closing Accounts Receivable"). TransWestern shall apply any payments (including interest (if any)) collected by it hereunder with respect to Seller's Closing Accounts Receivable to Seller's Closing Accounts Receivable balance, on a customer-by-customer basis (with priority over payments owed to TransWestern by the same customer or creditor for advertising services on Future Editions as described further below) until either (i) Seller's Closing Accounts Receivables are paid in full, or (ii) immediately prior to the close of Seller's Bankruptcy Case, as requested by Seller, or
        (iii) upon expiration of the period ending on the last day of the twelve
        (12)-month period following the Closing Date, whichever shall first occur (the "Accounts Receivable Measurement Date"). On the Accounts Receivable Measurement Date, TransWestern shall make a one-time adjustment necessary to credit Seller with respect to the following: in the event TransWestern receives any payment(s) on a Future Edition of a Directory from the same customer owing Seller payment(s) towards satisfaction of Seller's Closing Accounts Receivable with respect to a Prior Edition of a Directory, to the extent such customer has a written contract with TransWestern for a Future Edition of any such Directory, TransWestern shall apply any payments as they are received (including interest (if any)) collected by it hereunder with respect thereto first, to payment in satisfaction of TransWestern's Customer Contract(s) account(s) for Future Editions purchased hereunder (only for TransWestern's internal accounting purposes and for purposes of crediting such customer's account with TransWestern), and second, as a one-time adjustment made on the Accounts Receivable Measurement Date, to credit any such payments to Seller's Closing Accounts Receivable balance (the "Accounts Receivable Adjustment"). TransWestern shall remit such applicable amounts received with respect to Seller's Closing Accounts Receivable for Prior Editions on a monthly basis (and the Accounts Receivable Adjustment on the Accounts Receivable Measurement Date). During such time (prior to the Accounts Receivable Measurement Date), TransWestern agrees to use commercially reasonable efforts to implement collection methods consistent with its past custom and collection practice.

        TransWestern shall not settle or compromise amounts due under any Seller's Closing Accounts Receivable without providing Seller with seven
        (7) days prior notice of the proposed settlement or compromise, and Seller and TransWestern shall cooperate and work jointly to reach agreement during such seven (7) day period with respect to all adjustments, settlements and write-offs to be taken in connection with any such settlement or compromise. Seller agrees to respond to all requests by TransWestern to evaluate any such settlement in a timely manner (and, in any event, shall respond to such notice by TransWestern within three (3) business days after receipt thereof). TransWestern shall deliver aging reports and a "cash received" journal for Customer Contracts to Seller on a monthly basis prior to the Accounts Receivable Measurement Date. After such date, TransWestern, in its sole and absolute discretion, may terminate, without any further obligation to the Seller hereunder or Seller may require termination regarding, any collection efforts with respect to Seller's Closing Accounts Receivable. Seller and its accountants reserve the right to examine (at their own expense, at reasonable times upon prior notice, and on a scope limited to the collection records at issue) the books and records of TransWestern during the period of time when TransWestern is responsible for the collection of Seller's Closing Accounts Receivable to verify the aging report given to Seller. Notwithstanding the foregoing, or any other terms and provisions of this Agreement, the Parties hereto acknowledge and agree that, under no circumstances, shall TransWestern be liable or obligated with respect to any deficiencies in collecting Seller's Closing Accounts Receivable or any Liabilities or Losses arising out of or relating to the collection or deficiencies in collecting Seller's Closing Accounts Receivable.


                             ARTICLE 5 - CONDITIONS

        5.1 Conditions To Closing.

                (a) Conditions to Closing Obligations of TransWestern. The obligation of TransWestern to consummate the transactions contemplated hereby is subject to satisfaction at or prior to the Closing Date of the following conditions:

                        (i) the sale of the Purchased Assets by Seller to
                TransWestern as contemplated by this Agreement shall have been approved by the Bankruptcy Court pursuant to the Approval Order, which shall have been entered not less than ten (10) calendar days prior to (and not including) the Closing Date and, as of the Closing Date, all applicable periods for appeal or rehearing shall have expired and no notice of appeal or request for rehearing shall have been entered and such order shall be in full force and effect, and not stayed, modified, vacated, amended or revoked, and final for all purposes hereof; provided that, notwithstanding the foregoing, in the event the Approval Order also includes the Good Faith Ruling, said Approval Order shall have been entered at least prior to the Closing Date hereof, and such order shall be in full force and effect, and not stayed, modified, vacated, amended or revoked, and final for all purposes hereof;

                        (ii) the assignment by Seller of the Assigned Contracts
                and Purchased Assets to TransWestern as contemplated by this Agreement shall have been approved by the Bankruptcy Court pursuant to the Assignment Order which shall have been entered not less than ten (10) calendar days prior to (and not including) the Closing Date and, as of the Closing Date, all applicable periods for appeal or rehearing shall have expired and no notice of appeal or request for rehearing shall have been entered and such order shall be in full force and effect and not stayed, modified, vacated, amended or revoked, and final for all purposes hereof; provided that, notwithstanding the foregoing, in the event the Assignment Order also includes the Assignment Order Ruling, said Assignment Order shall have been entered at least prior to the Closing Date hereof, and such order shall be in full force and effect, and not stayed, modified, vacated, amended or revoked, and final for all purposes hereof;

                        (iii) the representations and warranties set forth in
                Section 3.1 shall be true and correct in all material respects, in each case at and as of the Closing Date, as though the Closing Date were substituted for the date hereof throughout such representations and warranties, except for representations and warranties that are made by their terms as of a specified date, which shall be true and correct as of a specified date and except for changes contemplated by this Agreement;

                        (iv) Seller shall have performed and complied with all
                of its respective covenants and agreements set forth in this Agreement through the Closing Date in all material respects;

                        (v) all governmental or third party filings, licenses,
                consents, authorizations, waivers and approvals (including, without limitation, any consent or approval that may be required from TransWestern's lenders) that are required to be made or obtained for the transfer to TransWestern of the Purchased Assets will have been duly made and obtained without conditions or requirements that are materially adverse to TransWestern;

                        (vi) all corporate (including Board of Director)
                approvals and other proceedings and actions taken in connection with authorizing and approving or otherwise relating to the transactions contemplated hereby shall be in a form and substance satisfactory to TransWestern;

                        (vii) as of the Closing Date, except for the Bankruptcy
                Case, the Provision Motion and the Approval Motion, no suit, action or proceeding before any court or quasi-judicial or administrative agency shall be pending or threatened wherein any adverse judgment, decree, order or injunction would (A) prevent the consummation of the transactions contemplated by this Agreement, (B) cause any of such transactions to be rescinded following consummation of the transactions contemplated by this Agreement, (C) materially and adversely affect the right of TransWestern to operate or control the Directories or (D) result in a Material Adverse Effect (and no such judgment, decree, order or injunction shall be in effect), and there shall be no motions pending or expected to be filed to convert or dismiss the Chapter 11 Case or to appoint a trustee for Seller;

                        (viii) Seller shall have executed and delivered to
                TransWestern a certificate signed by Seller to the effect that each of the conditions specified above in subsections
                (a)(i)-(vii), inclusive, are satisfied in all respects;

                        (ix) Since the Filing Date, except for the commencement
                of the Chapter 11 Case and the circumstances attendant thereto, there shall have occurred no Material Adverse Effect with respect to the Purchased Assets or Directories;

                        (x) Seller shall have provided TransWestern with a true
                and accurate copy of all monthly reports provided to the office of the United States Trustee with respect to Seller in its Chapter 11 Case;

                      (xi) Seller shall have executed and delivered to
               TransWestern the Bill of Sale, Assignment and Assumption Agreement in substantially the form attached as Exhibit A, and all other documents, instruments of sale, transfer, conveyance, assignments and consents necessary or which TransWestern may reasonably request with respect to the Purchased Assets in form and substance reasonably satisfactory to TransWestern and Seller and consistent with the provisions of this Agreement;

                        (xii) TransWestern shall have received from Allen
                Carlisle his agreement not to complete with TransWestern for a period of five (5) years from the Closing Date hereof within certain defined distribution areas of Texas and within certain defined distribution areas of Kentucky covered by the Directories or any other yellow-page directory owned or published by TransWestern or any of its Affiliates as of the Closing Date in Texas or Kentucky, pursuant to a separate Noncompetition Agreement, in form and substance satisfactory to TransWestern in its sole and absolute discretion;

                        (xiii) TransWestern shall have received an estoppel
                certificate, with respect to the Lexington Lease, in form and substance satisfactory to TransWestern and any consent to assignment of the Lexington Lease that may be required of the lessor under the terms thereof;

                        (xiv) On or prior to the Closing Date, Seller will have
                made available or delivered to TransWestern each of the following:

                                (A) copies of all governmental licenses,
                        consents, authorizations, accreditations, waivers and approvals and of all consents, waivers and approvals by third parties that are required to be obtained pursuant to subsection (iii) above;

                                (B) a copy of the licensing agreement(s) entered
                        into by Seller for the licensing of white pages in connection with publication of the Directories and/or Future Editions;

                        (xv) TransWestern shall have completed to its
                satisfaction all of its accounting, business, legal, environmental and financial due diligence review of Seller, including, without limitation, the Directories, Financial Statements and Purchased Assets, and received from Seller and/or Ad Ideas such materials and instruments of sale described below:

                                (A) Ad Ideas and Seller shall have delivered the
                        Review Material, for purposes of TransWestern's review, in accordance with Section 4.2(a) above;

                                (B) within (and prior to the expiration of) the
                        Review Period (but subject to the Cure Period set forth in Section 4.2(a)), TransWestern shall have reviewed and approved, to its satisfaction in its sole and absolute discretion, of each and every advertisement, including, without limitation, with respect to all advertisement design, artwork, layout, composition, quality, usability and suitability, arising with respect to work previously performed by Ad Ideas for Seller in connection with Future Editions of the Directories (collectively, the "Future Edition Advertisements") and the additional Review Material; and

                                (C) consistent with Section 4.2(a) hereof, Ad
                        Ideas shall have released (without any additional claim for monies other than the Ad Ideas Payment) its Future Edition Advertisements in the form of an EPS (graphic) file (the "EPS Files") to TransWestern (and in the form previously approved by TransWestern), together with a Bill of Sale and Assignment of Rights with respect to the EPS Files to Seller (whereupon and provided that Seller immediately executes and delivers to TransWestern the Bill of Sale, Assignment and Assumption Agreement), as part of the Purchased Assets hereunder, free and clear of all Security Interests.

                (b) Conditions to Closing Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to satisfaction at or prior to the Closing Date of the following conditions:

                        (i) Except for the Bankruptcy Case, the Provision Motion
                and the Approval Motion, no action, suit or proceeding shall be pending or threatened before any governmental entity (other than the Bankruptcy Case) against TransWestern wherein an unfavorable judgment, order, decree, stipulation or injunction would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                        (ii) TransWestern's representations and warranties set
                forth in Section 3.2 shall be true and correct in all material respects, in each case at and as of the Closing Date, as though the Closing Date were substituted for the date hereof throughout such representations and warranties except for representations and warranties that are made by their terms as of a specified date, which shall be true and correct as of a specified date and except for changes contemplated by this Agreement;

                        (iii) TransWestern shall have performed and complied
                with all of its covenants and agreements set forth in this Agreement through the Closing Date;

                        (iv) If requested by Seller, TransWestern shall have
                delivered to Seller a certificate signed by an officer of TransWestern to the effect that each of the conditions specified above in subsections (b)(i) through (iii) are satisfied in all respects; and

                        (v) the sale of the Purchased Assets by the Seller to
                TransWestern as contemplated by this Agreement shall have been approved by the Bankruptcy Court pursuant to the Approval Order and Assignment Order, which, as of the Closing Date, shall be in full force and effect and unstayed and unmodified;

                        (vi) Except as may have become unnecessary due to
                order(s) of the Bankruptcy Court or otherwise, all applicable approvals, consents and requirements under any federal or state law shall have been satisfied;

                        (vii) TransWestern shall have delivered (or caused to be
                delivered) (A) the Closing Payment (and reimbursement of Pre-Paid Direct Costs) to Seller, and (B) the Ad Ideas Payment to Ad Ideas, in accordance with Article 2 (and Ad Ideas shall have delivered a Bill of Sale to Seller with respect to the EPS Files, as provided for herein); and

                      (viii) TransWestern shall have executed and delivered to
               Seller the Bill of Sale, Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit A.

        All actions to be taken by any Party in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the other Party. Any Party may waive any condition to such Party's obligation, in whole or in part, specified in this Section 5.1 if it executes a writing so stating at or prior to the Closing Date or if the Closing occurs; provided, however, that consummation of the Closing by a Party prior to the satisfaction of any closing condition in this Section 5.1 shall not operate as a waiver of any indemnification rights such Party may otherwise have hereunder as a result of any breach of any representation, warranty or covenant of the other Party contained herein.

                             ARTICLE 6 - TERMINATION

        6.1 Termination. The Parties may terminate this Agreement prior to the Closing (whether before or after the Approval Order) as provided below:

                (a) TransWestern and Seller may terminate this Agreement by mutual written consent.

                (b) TransWestern may terminate this Agreement upon written notice to Seller if Seller has not filed for the Approval Motion, in accordance with Section 4.1(a)(i) of this Agreement, within two (2) business days from the Effective Date of this Agreement.

                (c) TransWestern may terminate this Agreement upon written notice to Seller if Seller or Ad Ideas has not delivered the Review Material for purposes of TransWestern's review, in accordance with
        Section 4.2(a) above, within five (5) business days from the Effective Date of this Agreement.

                (d) Upon expiration of the Cure Period (as described in Section 4.2(a)) and provided TransWestern has delivered written notice to Seller prior to the expiration of the Review Period (as provided in Section 4.2(a)), TransWestern may terminate this Agreement upon written notice to Seller if TransWestern is not satisfied, in its sole and absolute discretion, with its review of the Review Material (or additional EPS Files).

                (e) TransWestern may terminate this Agreement by giving written notice to Seller in the event Seller is in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

                (f) Seller may terminate this Agreement by giving written notice to TransWestern in the event TransWestern is in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

                (g) TransWestern may terminate this Agreement by giving written notice to Seller at any time prior to the Closing Date if the Closing shall not have occurred on or before April 2, 2001, as a result of Seller's inability to satisfy, in TransWestern's determination, the conditions to TransWestern's obligations hereunder set forth in Article 5; provided that TransWestern is not in material breach of any of its representations, warranties or covenants contained in this Agreement.

                (h) Seller may terminate this Agreement by giving written notice to TransWestern at any time prior to the Closing Date if the Closing shall not have occurred on or before April 2, 2001, as a result of TransWestern's inability to satisfy the conditions to Seller's obligations hereunder set forth in Article 5; provided that Seller is not in material breach of any of its representations, warranties or covenants contained in this Agreement.

                (i) TransWestern or Seller may terminate this Agreement, upon written notice to the other Party, if the Bankruptcy Court has not entered the Approval Order and the Assignment Order by March 22, 2001; provided that, notwithstanding the foregoing, in the event the Approval Order and Assignment Order also include the Good Faith Ruling and Assignment Order Ruling, respectively, then either Party hereto may only terminate this Agreement under this subparagraph (i) in the event said Approval Order and Assignment Order (which orders shall be in full force and effect, and not stayed, modified, vacated, amended or revoked, and final for all purposes hereof) shall not have been entered at least prior to the Closing Date hereof.

                (j) TransWestern or Seller may terminate this Agreement, upon written notice to the other Party, if by April 2, 2001, the following shall not have occurred: (i) the Approval Order and Assignment Order are approved by the Bankruptcy Court; and (unless the Good Faith Ruling and the Assignment Order Ruling have been obtained with respect to such orders, respectively) (ii) all applicable periods for appeal or rehearing are expired; and (iii) no notice of appeal or request for rehearing has been entered; and (iv) such orders are in full force and effect, and not stayed, modified, vacated, amended or revoked, and final for all purposes hereof.

                (k) TransWestern may terminate this Agreement by giving written notice to Seller if a motion to dismiss the Bankruptcy Case or a motion to convert the Bankruptcy Case or appoint a trustee or examiner has been filed or granted in the Bankruptcy Case.

        6.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (but without prejudice to any rights either party may have against the breaching party pursuant to termination under Section 6.1(e) or 6.1(f) above); provided, however, that Sections 6.2, 7.2 and 7.6(a) and (m) shall survive such termination.

                        ARTICLE 7 - ADDITIONAL AGREEMENTS

        7.1 Post-Closing Assistance.

                (a) In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement and to effect, consummate, confirm or evidence the consummation of the transactions contemplated hereby (including, without limitation, with respect to the sales, printing and publication of each of the Future Editions), each of the Parties will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7.4). TransWestern shall have reasonable access to Seller's books and records (and to make copies thereof at TransWestern's expense) for any proper purpose set forth by TransWestern in a writing delivered to Seller. TransWestern agrees to cooperate with Seller, in providing Seller with reasonable access to records transferred to TransWestern hereby, in order for Seller to complete administration of the Bankruptcy Case.

                (b) Seller shall use its commercially reasonable efforts, at its sole cost and expense (including the payment of any cure amounts), to obtain the entry of a final order authorizing Seller to assign to TransWestern any and all additional executory contracts of Seller which are not the subject of the Assignment Order, to the extent that such executory contracts have not been included as Assigned Contracts on the Contracts Schedule and were discovered or disclosed by Seller TransWestern after the date hereof or were entered into by Seller after the date hereof. Seller shall be responsible for payment, at or prior to the Closing of any amounts necessary to cure any defaults which exist under the Assigned Contracts, to the extent that such amounts are not Assumed Liabilities.

        7.2 Confidentiality.

                (a) Prior to the Closing Date, without Seller's prior consent, TransWestern shall keep confidential and not disclose to any third party Confidential Information received or obtained by TransWestern from Seller relating to the Business; provided that any such Confidential Information may be disclosed to the TransWestern's representatives and advisors who need to know such information in connection with consummation of the transactions contemplated hereby.

                (b) Seller acknowledges that as of the Closing Date all Confidential Information relating solely and exclusively to the Directories shall become the property of TransWestern. Seller agrees that, without the prior written consent of TransWestern, it shall not disclose or permit to be disclosed to any Person, or utilize for its own account or permit to be utilized by any Person, at any time, any Confidential Information disclosed or made available to Seller or obtained, observed or known by Seller relating to the Business (to the extent to be purchased by TransWestern hereunder), whether before or after the Closing and whether or not such information was developed by such Person or such Person's officers, employees, representatives or advisors. Seller shall take all appropriate steps to safeguard all such Confidential Information and to protect them against disclosure, misuse, espionage, loss and theft. As soon as practicable after the Closing Date, Seller shall promptly deliver to TransWestern all copies and embodiments, in whatever form, of all such Confidential Information of TransWestern in Seller's possession or within its or his control, irrespective of the location or form of such material and, if requested by TransWestern, shall provide TransWestern with written confirmation that all such materials have been delivered to TransWestern. In the event any Seller is required to disclose any such Confidential Information pursuant to applicable law, such person shall promptly notify TransWestern in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with TransWestern to preserve the confidentiality of such information consistent with applicable law.

        7.3 Non-Competition.

                (a) As a material inducement to TransWestern to enter into and perform its obligations under this Agreement, for a period of five (5) years following the Closing Date (the "Noncompetition Period"), neither Seller nor any of its respective successors or Affiliates will, directly or indirectly, either for themselves or for any partnership, limited liability company, individual, corporation, joint venture or any other entity "participate in" (as defined below) any business (including, without limitation, any division, group or franchise of a larger organization) which engages in or proposes to engage in the promotion, sale or distribution of telephone directory "yellow pages" (including, without limitation, the Directories) or similar products or related services in any "distribution areas," defined herein to mean any distribution areas of Texas which are covered by the Directories or by any other yellow-page directory owned or published by TransWestern or any of its Affiliates as of the Closing Date. For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, limited liability company, joint venture or other entity, whether as a sole proprietor, owner, shareholder, partner, member, manager, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual corporation, partnership, limited liability company, joint venture and other business entity (whether as a director, officer, manager, member, shareholder, partner, supervisor, employee, agent, consultant or otherwise). In addition, for purposes of this Section 7.3(a), the term "Affiliates," when used with respect to Seller, shall not include Earl Mix or Patrick Gibbons.

                (b) During the five (5) year period following the Closing (the "Nonsolicitation Period"), neither Seller nor any of its successors or Affiliates shall (i) induce or attempt to induce any employee of TransWestern (including any employees hired by TransWestern) to leave the employ of TransWestern, or in any way interfere with the relationship between TransWestern and any employee thereof, (ii) hire directly or through another entity any individual employed by TransWestern who was previously employed by Seller or its Affiliates, or
        (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of TransWestern to cease doing business with TransWestern, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and TransWestern (including, without limitation, making any negative statements or communications concerning TransWestern).

                (c) Seller agrees that TransWestern would suffer irreparable harm from a breach by such Party of any of the covenants or agreements contained in this Section 7.3. Accordingly, in the event of an alleged or threatened breach by Seller, or any of its respective Affiliates of any of the provisions of Section 7.3, TransWestern or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof equal to the length of the violation of this Section 7.3.

                (d) If, at the time of enforcement of this Section 7.3, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the

        Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Seller agrees that the restrictions contained in Section 7.3 are reasonable.

                (e) Each Party agrees that the covenants made in this Section
        7.3 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

        7.4 Indemnification.

                (a) In addition to all rights and remedies available to TransWestern at law or in equity (but subject to the limitation on damages set forth in the last sentence of Section 7.4(c) below and expiration of each Party's representations, warranties, indemnities and covenants set forth in Section 7.5(e) below), Seller shall indemnify TransWestern, its affiliates, members, managers, officers, employees, agents, representatives, permitted successors and assigns (collectively, the "TransWestern Indemnitees") in respect of, and defend, save and hold each TransWestern Indemnitee harmless against, and pay on behalf of or reimburse each TransWestern Indemnitee for, as and when incurred at any time after the Closing Date, any Loss which any such TransWestern Indemnitee may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

                        (i) any breach of any representation or warranty made by
                Seller in this Agreement or any facts or circumstances constituting such a breach;

                        (ii) any breach of any covenant or agreement made by
                Seller in this Agreement;

                        (iii) any Excluded Liability; or

                        (iv) any Sales/Use Tax Liability or any Liability
                arising out of any audit described on the Taxes Schedule.

                (b) In addition to all rights and remedies available to Seller at law or in equity (but subject to the limitation on damages set forth in the last sentence of Section 7.4(c) below and expiration of each Party's representations, warranties, indemnities and covenants set forth in Section 7.5(e) below), TransWestern shall indemnify Seller and its affiliates, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, "Seller Indemnitees") in respect of, and save and hold each of them harmless from and against, and pay on behalf of or reimburse each Seller Indemnitee for, as and when incurred at any time after the Closing Date, any Loss which such Seller Indemnitee may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of the breach by TransWestern of any representation, warranty, covenant or agreement made by TransWestern contained in this Agreement or any Assumed Liability.

                (c) Notwithstanding anything in this Agreement to the contrary, TransWestern will not be entitled to any indemnification pursuant to
        Section 7.4(a) unless and until the damages relating to the indemnification claims exceed Fifty Thousand Dollars ($50,000) in the aggregate, in which case TransWestern will be entitled only to those damages in excess of Fifty Thousand Dollars ($50,000). Notwithstanding anything in this Agreement to the contrary, Seller will not be entitled to any indemnification pursuant to Section 7.4(b) unless and until the damages relating to the indemnification claims exceed Fifty Thousand Dollars ($50,000) in the aggregate, in which case Seller will be entitled only to those damages in excess of Fifty Thousand Dollars ($50,000). In no event shall the indemnification obligations of Seller or TransWestern under this
        Article 7 (or the Loss of either Party arising out of or relating to this Agreement or consummation of the transactions contemplated hereby) exceed the Purchase Price.

        7.5 Indemnification Procedures.

                (a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 7.4 above (an "Indemnified Party") agrees to give the Party from whom indemnification is sought (an "Indemnifying Party") prompt written notice of such claim describing such claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time) (an "Indemnification Claim Notice").

                (b) Control of Defense; Exceptions. With respect to the defense of any Proceeding against or involving an Indemnified Party in which the party in question seeks only the recovery of a sum of money for which indemnification is provided in Section 7.4, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party; provided that the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense; provided that notwithstanding the foregoing, the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense. The Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if

                        (i) the Indemnified Party reasonably believes that an
                adverse determination of such Proceeding could be materially detrimental to or materially injure the Indemnified Party's reputation or future business prospects,

                        (ii) the Indemnified Party reasonably believes that
                there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

                        (iii) a court of competent jurisdiction rules that the
                Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim; and

                The Indemnifying party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding.

                (c) Payments. Subject to Section 7.5(d) below, any payment pursuant to a claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in Section 7.5(b) or is otherwise disputed by the Indemnifying Party, in which case payment shall be made not later than thirty (30) days after the amount of the claim is finally determined in accordance with this Section 7.4 or
        Section 7.5, as applicable.

                (d) Claims in Bankruptcy. Any claims arising out of or in connection with Seller's breach of any representation, warranty or covenant in this Agreement, or any claim for indemnification by TransWestern hereunder in accordance with the terms of this Article 7 shall be treated as follows: (i) if the breach occurs prior to Closing, then such claims shall be treated as unsecured claims in the Bankruptcy Case, or (ii) if the breach occurs after the Closing, then such claims shall be treated as expenses of administration under 11 U.S.C. Section 503(b)(1) of Seller's bankruptcy estate.

                (e) Survival of Representations, Warranties and Indemnities. All of the representations and warranties made by any Party in this Agreement and the other agreements delivered at the Closing in connection herewith (except for post-closing covenants of either Party, including, without limitation, covenants not to compete, covenants to maintain the confidentiality of information and transition post-closing covenants), and all indemnification obligations of any Party to this Agreement as set forth in Article 7 hereof, shall survive the Closing and consummation of the transactions contemplated hereby and continue until the earlier of the following: (i) distribution of all assets from Seller's bankruptcy estate; (ii) the close of Seller's Bankruptcy Case; or (iii) upon the mutual written agreement of the Parties. Neither Party's participation in the consummation of any transaction pursuant to this Agreement (or any agreement contemplated hereby) will affect the survival of any such representation and warranty.

        7.6 Miscellaneous.

                (a) Press Releases and Announcements; Notice to Customers. All press releases and other public announcements and all announcements to Seller's customers, suppliers, licensees or employees relating to the transactions contemplated hereby (including with respect to any termination of this Agreement pursuant to Article 6) shall be prepared jointly by Seller and TransWestern. Without in any way limiting the generality of the foregoing, at the request of TransWestern, Seller shall promptly notify (in a manner in form and substance mutually satisfactory to TransWestern and Seller) each of its customers and each other Person deemed by TransWestern to be an appropriate recipient of such notice (i) that TransWestern will own and publish all editions of the Directories as of the Closing Date and (ii) setting forth such other information as TransWestern may reasonably request to confirm or evidence the transfer of the Directories to TransWestern.

                (b) Further Transfers and Assurance. Each Party will execute and deliver such other documents as the other Party may reasonably request to effect, consummate, confirm or evidence the transfer to such other Party of the Purchased Assets and any other transactions contemplated hereby. Without limiting the generality of the foregoing, to the extent there are any assets necessary or (in the opinion of TransWestern) advisable to the ownership and publication of the Directories as presently owned and published by Seller and as proposed to be owned and published by TransWestern that are not transferred hereunder to TransWestern, Seller will execute and deliver such further instruments of conveyance and transfer and take such additional action as may be required to transfer such assets to TransWestern.

                (c) Name and Logos of Parties. The Parties hereby agree that the cover of the first edition of each Directory to be published after the Closing shall be designed to reflect the names and logos of each of TransWestern and Seller and shall be produced in a style and format reasonably acceptable to TransWestern and Seller.

                (d) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                (e) Entire Agreement. This Agreement (including the documents referred to herein, the Schedules and Exhibits attached hereto and the recitals hereto, which are hereby incorporated herein by reference) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

                (f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns (including any trustee appointed in the Bankruptcy Case). No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto.

                (g) Counterparts. This Agreement may be executed in two or more faxed or original counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                (h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                (i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered, if personally delivered, (ii) when receipt is electronically confirmed, if faxed (with hard copy to follow via first class mail, postage prepaid) or (iii) one day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:

        If to Seller:                           with a copy (which shall not
                                                constitute notice) to:

        Alliance Media Group, Inc.              Cox & Smith, Incorporated
        121 Interpark Boulevard, Suite 104      112 East Pecan, Suite 1800
        San Antonio, Texas 78216                San Antonio, TX 78205
        Attn:  Mr. Earl B. Mix, Jr.             Attn:  Steven Jacobs, Esq.
                                                Attn:  Deborah Williamson, Esq.
                                                Attn: Scott Bankler, Esq.
                                                Telecopy #:  (210) 226-8395

        If to TransWestern:                     with a copy (which shall not
                                                constitute notice) to:

        TransWestern Publishing Company         Procopio, Cory, Hargreaves
                                                & Savitch LLP
        8344 Clairemont Mesa Blvd.              530 B Street, Suite 2100
        San Diego, CA  92111                    San Diego, CA  92101-4469
        Attn:  Mr. Ricardo Puente               Attn:  Jacob C. Reinbolt, Esq.
        Attn:  Ms. Joan Fiorito                 Attn:  William C. Belanger, Esq.
        Chief Financial Officer                 Telecopy #:  (619) 235-0398
        Telecopy #: (858) 292-4125

                Any Party may change the address and/or telecopier number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                (j) Governing Law. This Agreement is made and entered into in San Diego, California, and this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                (k) Bankruptcy Court Jurisdiction. The Parties agree that the Bankruptcy Court shall have exclusive jurisdiction over all disputes and other matters relating to the interpretation and enforcement of this Agreement and the other agreements and transactions contemplated hereby. Each of the Parties expressly consents to and agrees not to contest such exclusive jurisdiction.

                (l) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                (m) Expenses. Except as otherwise specifically provided herein, each Party will bear its own costs and expenses (including legal and broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that, Seller shall be solely responsible for all Bankruptcy Court costs and fees.

                (n) Taxes; Recording Charges. All transfer, documentary, sales, use, stamp, registration, conveyance, income, gains, value added or other Taxes and fees arising out of the sale of the Purchased Assets or otherwise incurred in connection with this Agreement or the consummation of the transactions contemplated hereby and all charges for or in connection with the recording of all of the documents and instruments contemplated hereby shall be paid by Seller.

                (o) Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the disclosure schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure schedules identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

                (p) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                (q) Number and Gender. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form.



                         [SIGNATURES BEGIN ON NEXT PAGE]

        IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.


                                   TRANSWESTERN PUBLISHING COMPANY, LLC,
                                   a Delaware limited liability company

                                   By: TransWestern Communications Company, Inc.
                                   Its: Manager



                                   By: /s/Joan M. Fiorito

                                   Its: Vice President, Chief Financial Officer


                                   SELLER:

                                   ALLIANCE MEDIA GROUP, INC.,
                                   a Texas corporation



                                   By: /s/Earl B. Mix


                                   Its:  Chairman, Chief Executive Officer